                                                               Exhibit 10.19

Confidential portions of this Exhibit have been omitted and are identified by square brackets ([ ]) and three asterisks (***). Such material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.






                        MASTER SOFTWARE LICENSE AGREEMENT

                                     BETWEEN

                       ELECTRONIC DATA SYSTEMS CORPORATION

                                       AND

                         SERVICEWARE TECHNOLOGIES, INC.



                                  JUNE 30, 2000

                                TABLE OF CONTENTS

                                       FOR

                        MASTER SOFTWARE LICENSE AGREEMENT


ARTICLE 1. AGREEMENT, TERM, AND DEFINITIONS.......................................1

      1.01 AGREEMENT AND TERM.____________________________________________________1

      1.02 CERTAIN DEFINITIONS.___________________________________________________1


ARTICLE 2. PURCHASE ORDERS........................................................2

      2.01 ISSUANCE AND ACCEPTANCE OF PURCHASE ORDERS.____________________________2

      2.02 EVALUATION PURCHASE ORDERS.____________________________________________3

      2.03 CANCELLATION OF PURCHASE ORDERS._______________________________________3


ARTICLE 3. PROVISION OF LICENSED SOFTWARE AND SERVICES............................3

      3.01 GENERAL._______________________________________________________________3

      3.02 TRANSPORTATION OF LICENSED SOFTWARE.___________________________________3

      3.03 RISK OF LOSS.__________________________________________________________4

      3.04 INSTALLATION OF LICENSED SOFTWARE._____________________________________4

      3.05 RIGHT TO CANCEL FOR DELAYS.____________________________________________4

      3.06 SERVICES IN GENERAL.___________________________________________________4

      3.07 TIME AND MATERIALS SERVICES.___________________________________________5

      3.08 USE OF EXISTING MATERIALS._____________________________________________6

      3.09 FURTHER ACTS.__________________________________________________________6

      3.10 EDS BUSINESS PRACTICES.________________________________________________6

      3.11 TIME OF PERFORMANCE____________________________________________________6

      3.12 EDUCATION SERVICES.____________________________________________________6


ARTICLE 4. PROVISION OF LICENSED SOFTWARE.........................................6

      4.01 ACCEPTANCE OF LICENSED SOFTWARE._______________________________________6

      4.02 GRANT OF LICENSE.______________________________________________________7

      4.03 TRANSFER OF LICENSED SOFTWARE._________________________________________7

      4.04 OWNERSHIP OF LICENSED SOFTWARE AND MODIFICATIONS.______________________7

      4.05 PROPRIETARY MARKINGS.__________________________________________________8

      4.06 DUPLICATION OF DOCUMENTATION.__________________________________________8

      4.07 PROTECTION OF LICENSED SOFTWARE._______________________________________8

      4.08 LICENSED SOFTWARE SUPPORT AND MAINTENANCE SERVICES.____________________8

      4.09 LICENSED SOFTWARE SUPPORT AND MAINTENANCE SERVICES OPTIONS.____________9

      4.10 PROVISION OF SOURCE CODE._____________________________________________10

      4.11 ACQUISITION OF THIRD PARTY SOFTWARE.__________________________________10

      4.12 [INTENTIONALLY LEFT BLANK]____________________________________________10

      4.13 RESALE OF PRODUCTS BY EDS.____________________________________________11

      4.14 DIVESTITURE OF BUSINESS.______________________________________________11


ARTICLE 5. WARRANTIES, INDEMNITIES, AND LIABILITIES..............................12

      5.01 WARRANTY._____________________________________________________________12

      5.02 PROPRIETARY RIGHTS INDEMNIFICATION.___________________________________13

      5.03 CROSS INDEMNIFICATION.________________________________________________13

      5.04 LIMITATION OF LIABILITY.______________________________________________13

      5.05 INSURANCE.____________________________________________________________14

      5.06 SURVIVAL OF ARTICLE.__________________________________________________14


ARTICLE 6. PAYMENTS TO SUPPLIER..................................................14

      6.01 CHARGES, PRICES, AND FEES FOR LICENSED SOFTWARE AND SERVICES._________14

      6.02 MODIFICATIONS TO CHARGES._____________________________________________15

      6.03 AUTO PAYMENT._________________________________________________________15

      6.04 PAYMENT THROUGH INVOICING.____________________________________________16

      6.05 TAXES.________________________________________________________________16


ARTICLE 7. TERMINATION...........................................................17

      7.01 TERMINATION FOR CAUSE.________________________________________________17

      7.02 TERMINATION FOR INSOLVENCY OR BANKRUPTCY._____________________________17

      7.03 TERMINATION FOR NON-PAYMENT.__________________________________________17

      7.04 TERMINATION OF SOFTWARE LICENSE.______________________________________18

      7.05 RIGHTS UPON TERMINATION.______________________________________________18

      7.06 RETURN OF MATERIALS.__________________________________________________18


ARTICLE 8. MISCELLANEOUS.........................................................18

      8.01 BINDING NATURE, ASSIGNMENT, AND SUBCONTRACTING._______________________18

      8.02 AUTHORITY TO CONTRACT.________________________________________________18

      8.03 COUNTERPARTS._________________________________________________________19

      8.04 HEADINGS._____________________________________________________________19

      8.05 AUTHORIZED AGENCY.____________________________________________________19

      8.06 RELATIONSHIP OF PARTIES.______________________________________________19

      8.07 CONFIDENTIALITY.______________________________________________________19

      8.08 MEDIA RELEASES._______________________________________________________20

      8.09 DISPUTE RESOLUTION.___________________________________________________20

      8.10 PROPOSALS AND SPECIAL PROJECTS._______________________________________20

      8.11 GOVERNMENTAL CUSTOMERS._______________________________________________20

      8.12 INTERNATIONAL BUSINESS._______________________________________________21

      8.13 COMPLIANCE WITH LAWS._________________________________________________21

      8.14 EXPORT._______________________________________________________________21

      8.15 NOTICES.______________________________________________________________21

      8.16 FORCE MAJEURE.________________________________________________________22

      8.17 SEVERABILITY._________________________________________________________22

      8.18 WAIVER._______________________________________________________________22

      8.19 REMEDIES._____________________________________________________________22

      8.20 SURVIVAL OF TERMS.____________________________________________________22

      8.21 NONEXCLUSIVE MARKET AND PURCHASE RIGHTS.______________________________22

      8.22 GOVERNING LAW.________________________________________________________23

      8.23 ENTIRE AGREEMENT._____________________________________________________23

                                LIST OF EXHIBITS


                                   EXHIBIT A:
                             EDS BUSINESS PRACTICES

                                   EXHIBIT B:
                           CHARGES, PRICES, AND FEES

                                   EXHIBIT C:
                      THIRD PARTY SYSTEM ACCESS AGREEMENT

                                   EXHIBIT D:
                            INTENTIONALLY LEFT BLANK

                                   EXHIBIT E:
                               EDUCATION SERVICES

                                   EXHIBIT F:
                               DIRECT COMPETITORS

                        MASTER SOFTWARE LICENSE AGREEMENT

         THIS MASTER SOFTWARE LICENSE AGREEMENT (the "Agreement"), dated June 29, 2000 (the "Effective Date"), is between SERVICEWARE TECHNOLOGIES, INC., a Delaware corporation ("Supplier"), and ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("EDS").

                              W I T N E S S E T H:

         WHEREAS, EDS desires to have the right to license computer software programs and to obtain services from Supplier from time to time; and

         WHEREAS, Supplier is willing to provide computer software programs and services to EDS in accordance with the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration received and to be received, the receipt and sufficiency of which are hereby acknowledged, Supplier and EDS agree as follows:



                  ARTICLE 1. AGREEMENT, TERM, AND DEFINITIONS

1.01  AGREEMENT AND TERM.
      The parties agree that the terms and conditions of this Agreement apply to the provision of products and services to EDS by Supplier and Supplier agrees that products and services which Supplier generally makes available to other customers shall be made available to EDS under the terms and conditions of this Agreement. The initial term of this Agreement shall be five (5) years commencing on the Effective Date. The Agreement shall automatically renew for successive two (2) year renewal terms thereafter unless either party provides the other party written notice of its intent not to renew not less than sixty (60) days prior to the expiration of the initial or any renewal term.

1.02  CERTAIN DEFINITIONS.
      The following definitions apply to this Agreement:

         (a) "Affiliate" means any entity controlling, controlled by or under common control with EDS. For purposes of this Agreement, control means operational control in which the controlling entity has either (i) at least fifty percent (50%) of the equity interest, or
              (ii) the maximum percentage of the equity interest allowed by local law, based on the entity's location or state of incorporation, as applicable, whichever is less.

         (b) "Applicable Specifications" means the functional, performance, operational, compatibility, and other specifications or characteristics of a Product described in applicable Documentation and such other specifications or characteristics of a Product agreed upon in writing by the parties.

         (c) "Direct Competitor" shall mean the direct competitors of Supplier. The current list of Direct Competitors is attached hereto as Exhibit F, and shall include such companies' successors and assigns. Supplier reserves the right to add additional companies to Exhibit F as it determines in good faith to be its direct competitor(s).

         (d) "Documentation" means user guides, operating manuals, education materials, product descriptions and specifications and technical manuals relating to the Products or used in conjunction with the Services, whether distributed in print, magnetic, electronic, or video format, in effect as of the date (i) a Product is shipped to or is accepted by EDS, as applicable, or (ii) the Service is provided to EDS.

         (e) "Employee" means those employees, agents, subcontractors, consultants, and representatives of Supplier provided or to be provided by Supplier to perform Services pursuant to this Agreement.

         (f) "Existing Materials" means any confidential or proprietary materials which (i) belong to third parties, (ii) Supplier has a pre-existing intellectual property interest, or (iii) are developed outside of its performance of this Agreement without reference to the other parties intellectual property or confidential information.

         (g) "Licensed Software" means computer programs in object code (including micro code), provided or to be provided by Supplier pursuant to this Agreement as set forth on Exhibit B. The definition of Licensed Software also includes any enhancements, translations, modifications, updates, releases, or other changes to Licensed Software which are provided or to be provided as part of Supplier's performance of warranty Service obligations or pre-paid support and maintenance Services pursuant to this Agreement.

         (h) "Outsourcer" means a company that uses the Product to provide services for another company for products other than those sold to that other company by the Outsourcer, in exchange for fees or other compensation.

         (i) "Products" means, individually or collectively as appropriate, Licensed Software, Documentation, and Work Products (as later defined in this Agreement), provided or to be provided by Supplier pursuant to this Agreement.

         (j) "Services" includes, but is not limited to, installation, education, acceptance testing, support, maintenance, development, consulting, warranty, and time and materials services, provided or to be provided by Supplier pursuant to this Agreement.

         (k) "Site" means geographically contiguous buildings, each of which, in whole or in part, is occupied or accessed by EDS or a customer of EDS. "Geographically contiguous" means adjacent tracts or parcels of real property separated, if at all, only by publicly dedicated rights of way or private easements.

         (l) "Work Product" means (in any form including source code) any and all ideas, processes, methods, programming aids, formulas, manufacturing techniques, mask works, reports, programs, manuals, tapes, card decks, listings, software, developed products, flowcharts and systems and any improvements, enhancements, or modifications to any of the foregoing, which are developed, prepared, conceived, made, or suggested by any Employee or by Supplier as part of the performance of Services (except in connection with Supplier's performance of warranty Service obligations or pre-paid support Services) pursuant to this Agreement, except Existing Material.


                           ARTICLE 2. PURCHASE ORDERS


2.01     ISSUANCE AND ACCEPTANCE OF PURCHASE ORDERS.
         EDS and Supplier agree that, except for resale of the Licensed Software, EDS will be ordering the Licensed Software for use by EDS on a project by project basis (each a "Project"). EDS will issue to Supplier written purchase orders identifying the Products and Services EDS desires to obtain from Supplier. Each such Purchase Order shall indicate the Product being ordered, the license being purchased, and the Project for which the Product will be used. Such purchase orders shall be consistent with the terms and conditions of this Agreement. Supplier shall accept purchase orders or alterations thereto which do not establish new or conflicting terms and conditions from those set forth in this Agreement. Supplier shall also accept purchase orders incorporating terms and conditions which have been separately agreed upon in writing by the parties, such as special pricing offers. Supplier shall promptly accept a purchase order by providing to EDS a written or a verbal acceptance of such purchase order, or by commencing performance pursuant to such purchase order. EDS' Purchase Orders submitted to Supplier from time to time with respect to Supplier Products to be purchased hereunder shall be governed by the terms of this Agreement. Nothing contained in any such Purchase Order shall in any way modify such terms of purchase or add any additional terms or conditions except otherwise agreed in writing by the Parties. Neither Supplier's commencement of performance nor its delivery of any Supplier Products that are the subject of any purchase order shall be deemed or construed to constitute acceptance of any additional or inconsistent terms or conditions contained in any purchase order.

         Purchase orders or alterations thereto accepted in accordance with this Section are referred to as "Purchase Orders." EDS shall have no responsibility or liability for Products or Services provided without a Purchase Order.

2.02     EVALUATION PURCHASE ORDERS.
         EDS may issue a Purchase Order to Supplier for Licensed Software evaluation by EDS at no charge for an evaluation period agreed upon by the parties. EDS may use the evaluation copy solely for its own internal evaluation and shall not copy, alter or otherwise distribute such evaluation copy. Unless otherwise agreed in a Purchase Order, EDS shall pay all related transportation and insurance costs. Such Licensed Software shall be protected by EDS in accordance with the non-disclosure requirements specified in this Agreement which are applicable to Licensed Software. At the conclusion of the evaluation period, EDS shall have the option to acquire such Licensed Software pursuant to a purchase order issued pursuant to this Agreement or to return such Licensed Software to Supplier at Supplier's expense without obligation to Supplier.


2.03     CANCELLATION OF PURCHASE ORDERS.
         Except asotherwise agreed upon by the parties, EDS may cancel all or a portion of a Purchase Order relating to Product(s) or Services, without charge or penalty up to five (5) calendar days prior to the scheduled delivery date of the affected Product(s) or the scheduled performance of Services, provided that EDS shall pay for Services already performed prior to the effective date of such notice. In the event EDS cancels a Purchase Order or any portion thereof for Product(s) within five (5) calendar days of the scheduled delivery date, as Supplier's sole and exclusive remedy and EDS' sole liability, EDS shall reimburse Supplier the direct, verifiable, non-recoverable expenses incurred by Supplier as a result of such cancellation.

             ARTICLE 3. PROVISION OF LICENSED SOFTWARE AND SERVICES

3.01     GENERAL.
         EDS is entitled to obtain Licensed Software and Services for the benefit of and use by Affiliates of EDS. Such Affiliates and their respective employees are entitled to use the Licensed Software and Services in accordance with this Agreement and have and are entitled to all rights, benefits, and protections granted to EDS pursuant to this Agreement with respect to such Licensed Software and Services. However, an Affiliate of EDS shall only be entitled to obtain Licensed Software and Services directly from Supplier pursuant to this Agreement if EDS so provides written notice to Supplier. EDS is responsible for compliance by its Affiliates with the terms and conditions set forth in this Agreement. EDS and its Affiliates have the right to transfer, license or remarket the Licensed Software and Services to third parties as set forth in this Agreement.

3.02     TRANSPORTATION OF LICENSED SOFTWARE.
         Supplier shall deliver up to 100 copies per month of the Licensed Software to EDS on the delivery date set forth in the applicable Purchase Order or as otherwise agreed upon by the parties. In the event that EDS orders more than 100 copies per month of the Licensed Software, Supplier shall deliver such excess within the later of: (i) three weeks of receipt of the applicable Purchase Orders, or (ii) the delivery date requested in the applicable Purchase Order(s). Costs for transportation of Licensed Software shall be paid by Supplier. The method and mode of all transportation shall be those selected by Supplier.


3.03     RISK OF LOSS.
         All risk of loss of, or damage to, Licensed Software shall be borne by Supplier until receipt of delivery of such Licensed Software by EDS. Supplier agrees to insure Licensed Software until receipt of delivery of such Licensed Software by EDS. If loss to or damage of Licensed Software occurs prior to receipt of delivery by EDS, Supplier shall immediately provide a replacement item or, if Licensed Software is not immediately replaceable, Supplier shall use commercially reasonable effort to provide a replacement for the Licensed Software on a priority basis.


3.04     INSTALLATION OF LICENSED SOFTWARE.
         If installation is set forth in the governing Purchase Order or is included in the Charge (as later defined) for Licensed Software, Supplier shall install Licensed Software in good working order at the designated location on or before the installation date set forth in the applicable Purchase Order or as otherwise agreed upon by the parties. Installation Services shall include performance of Supplier's usual and customary diagnostic tests to determine the operational status of the Licensed Software. Supplier shall inform EDS of any education Services which are included with installation, and such education may be performed at a time mutually agreed upon by Supplier and EDS.


3.05     RIGHT TO CANCEL FOR DELAYS.
         In the event of a delay in delivery of all or any portion of Licensed Software listed on a Purchase Order or Licensed Software listed on a series of Purchase Orders which relate to a specific project or request for proposal (the Licensed Software listed on such series of Purchase Orders referred to as "Related Licensed Software"), or in the event of a delay in the performance of Services which is not excused in this Agreement, EDS may cancel without charge all or any portion of the Licensed Software, Related Licensed Software or Services for which delivery or performance has been so delayed. If, in EDS's reasonable opinion, the delivered Licensed Software or Related Licensed Software are not operable without the remaining undelivered Licensed Software or Related Licensed Software, EDS may, at Supplier's expense, return any delivered Licensed Software or Related Licensed Software to Supplier. EDS shall not be liable for any expenses incurred by Supplier pursuant to this Section 3.05 for canceled, undelivered, or returned Licensed Software or Related Licensed Software. EDS shall receive a refund of all amounts paid to Supplier with respect to the canceled and/or returned Licensed Software, Related Licensed Software and Services.

3.06     SERVICES IN GENERAL.
         In connection with the performance of any Services pursuant to this
         Agreement:

         (a) Supplier warrants that Employees shall have sufficient skill, knowledge, and training to perform Services and shall perform such Services in a professional and workmanlike manner. Further, Supplier warrants that it will provide sufficient Employees to complete the Services ordered within the applicable time frames agreed to by Supplier and EDS.

         (b) Supplier warrants that all Employees utilized by Supplier in performing Services are under a written obligation to Supplier requiring Employee: (i) to maintain the confidentiality of information of Supplier's customers, and (ii) if such Employee is not a full-time employee whose work is considered a "work for hire" under Section 101 of the United States Copyright Code, to assign all of Employee's right, title, and interest to Supplier in and to any Work Product which is developed, prepared, conceived or made by such Employee while providing Services on behalf of Supplier to which the Employee does not have preexisting rights.

         (c) Supplier shall provide for and pay the compensation of Employees and shall pay all taxes, contributions, and benefits (such as, but not limited to, workers' compensation benefits) which an employer is required to pay relating to the employment of employees. EDS shall not be liable to Supplier or to any Employee for Supplier's failure to perform its compensation, benefit, or tax obligations. Supplier shall indemnify, defend and hold EDS harmless from and against all such taxes, contributions and benefits and will comply with all associated governmental regulations related thereto, including the filing of all necessary reports and returns.

         (d) Employees performing Services in the United States must be United States citizens or lawfully admitted in the United States for permanent residence or lawfully admitted in the United States holding a visa authorizing the performance of Services on behalf of Supplier.

         (e) If EDS intends to provide an Employee performing Services in the United States, Canada and/or Mexico with unescorted access to an EDS location, Supplier shall allow EDS or its designated third party to conduct a background investigation and drug screening ("Investigation") of such Employee. In connection with such Investigation EDS shall provide to Supplier a standard form authorizing the Investigation and Supplier shall promptly secure the completion of such form by the Employee. Any and all information obtained in connection with an Investigation of any Employee or acquired or made known during such Investigation shall be deemed confidential and shall not be revealed to persons without a bona fide need to know. If, after reviewing the results of an Investigation, EDS elects not to accept an Employee for performance of Services under this Agreement, Supplier agrees to not utilize such Employee in the performance of Services. EDS shall waive the Investigation for an Employee if Supplier provides EDS with written confirmation that: (i) Supplier has conducted a background and drug screening investigation of such Employee with satisfactory results, or (ii) the Employee has been employed with Supplier for at least five (5) years in good standing.

3.07     TIME AND MATERIALS SERVICES.

             If available from Supplier, EDS may obtain on a time and materials basis from Supplier consulting, development and other Services (excluding maintenance and support Services which are provided pursuant to other sections of this Agreement) agreed upon by the parties in accordance with the terms and conditions set forth below and in the Section of this Agreement titled "Services in General".

         (a) If EDS is dissatisfied with the performance of a Supplier employee performing Services (excluding maintenance and support Services which are provided pursuant to other sections of this Agreement) pursuant to this Agreement, EDS may request a change in the employee performing such services and will document the request via an agreed upon change request process.

         (b) EDS shall reimburse Supplier for reasonable expenses incurred by Employees in the performance of Services (if requested by Supplier in advance and approved by EDS) which are related to travel, lodging, and meals; such expenses shall be reimbursed in accordance with EDS' guidelines for its own employees.

         (c) Supplier shall require Employees performing Services at an EDS location to comply with applicable EDS security and safety regulations and policies.

         (d) Supplier shall establish and shall retain, for a period of three (3) years following the performance of time and materials Services, records which adequately substantiate the applicability and accuracy of Charges for such Services and related expenses to EDS. Upon receipt of reasonable advance notice from EDS, Supplier shall produce such records for audit by EDS.

         (e) The parties agree that the ownership of any Work Product created by or on behalf of Supplier in its performance of time and material Service shall be negotiated in good faith by the parties and documented in a separate agreement supplemental to this Agreement. Such separate agreement shall be signed prior to the commencement of Services. In the event an agreement is not signed and Supplier commences performance of Services, then the parties agree that EDS shall own any Work Product created by or on behalf of Supplier in the performance of such Services.


3.08     USE OF EXISTING MATERIALS.
         To the extent that Work Product(s) under development may incorporate or require the use of Existing Materials, or to the extent Supplier intends, in its performance of Services, to utilize any such Existing Materials (except as such are utilized by Supplier in the performance of warranty Service obligations or pre-paid support Services), Supplier shall: (i) notify EDS of such intent prior to commencement of performance of Services; and (ii) identify to EDS the ownership of such Existing Materials. EDS may require that Supplier perform Services without the use of such Existing Materials. If any such Existing Material is owned by a third party and/or is used in the performance of Services, Supplier warrants that it has acquired all licenses and authorizations necessary to utilize the Existing Material in the manner and for the purpose intended by Supplier in its actual use of such Existing Material in the performance of Services. To the extent that Existing Materials are incorporated in Work Products, Supplier grants to EDS and its affiliates a royalty-free, irrevocable, worldwide, non-exclusive, perpetual right to use, modify and prepare derivative works of such Existing Materials and to use and display such Existing Materials, with full rights to authorize others to do the same but only to the extent required to utilize the Work Product in accordance with the Ownership Rights granted in this Agreement.


3.09     FURTHER ACTS.
         During and subsequent to the term of this Agreement, Supplier shall do, or cause to be done, all such further acts and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, any and all further documentation or assignments as EDS may reasonably require to evidence EDS' right to use the Products.


3.10     EDS BUSINESS PRACTICES.
         Supplier shall comply with the EDS Business Practices set forth in Exhibit A.


3.11     TIME OF PERFORMANCE
         Time is expressly made of the essence with respect to each and every term and provision of this Article.


3.12     EDUCATION SERVICES.
         Education Services (as later defined) provided or to be provided by Supplier pursuant to this Agreement shall also be subject to the terms and conditions set forth in Exhibit E.

                   ARTICLE 4. PROVISION OF LICENSED SOFTWARE

4.01     ACCEPTANCE OF LICENSED SOFTWARE.
         Upon the initial delivery of a portion (as set forth in Exhibit B) of the Licensed Software for a Project, EDS may, at its option, perform acceptance tests thereon to determine whether such items materially conform to the Applicable Specifications for such Project. EDS shall be deemed to have accepted such items for such Project upon the successful completion of such acceptance tests or thirty (30) days after delivery, whichever is sooner, absent delivery of notice to Supplier of rejection of the items within such thirty (30) days. Such notice shall provide a detailed description of the Licensed Software's non-conformance with the Applicable Specifications. If EDS notifies Supplier within such thirty (30) days that the item does not conform to the Applicable Specifications, Supplier shall repair or replace such item within forty-five (45) days of its receipt of a notice of non-conformance. Acceptance of Licensed Software does not waive any warranty rights provided in this Agreement for the Licensed Software.

         If Supplier determines that there was a material failure of the Licensed Software to perform according to the Applicable Specifications that was attributable to a defect in the Licensed Software and if Supplier cannot correct the failure within forty-five (45) days (or such longer period as agreed to by Supplier and

         EDS, which agreement shall not be unreasonably withheld, under the circumstances) after receipt of EDS' notice of nonacceptance, then EDS shall promptly return to Supplier all copies of the Licensed Software and Documentation and any other items delivered to EDS by Supplier for such Project, and Supplier shall then refund to EDS the initial license fee paid by EDS for the Licensed Software for such Project.

         Notwithstanding any of the provisions of Section 4.01, EDS shall be deemed to have accepted the Licensed Software for a Project if EDS uses the Licensed Software in production. The first date on which EDS is deemed to have accepted the Licensed Software for a Project under this
         Section 4.01 is referred to as the "Acceptance Date."

         Subsequent shipments of the same portion of the Licensed Software for a particular Project shall not be subject to this Section 4.01.

         Licensed Software purchased for resell as set forth in this Agreement shall not be subject to this Section 4.01 but shall be subject to acceptance or similar provisions as set forth in Supplier's then standard pass-through provisions that Supplier makes generally available to its resellers.

4.02     GRANT OF LICENSE.
         During the term of this Agreement, Supplier grants EDS and EDS accepts the following licenses in accordance with the terms and conditions of this Agreement. A Purchase Order shall designate the type of license which is selected. Each portion of the Licensed Software is listed in Exhibit B and may be used according to the licenses set forth therein for which EDS purchases a license hereunder. All licenses in Exhibit B are worldwide, nonexclusive licenses and allow for the use of the Products for internal use or to provide services as an Outsourcer.

         EDS is also hereby granted the nonexclusive, worldwide right to resell the licenses set forth in Exhibit B, exclusive of the licenses for the Web Service Delivery Portal Project (as defined in Exhibit B), pursuant to the terms and conditions of this Agreement, provided however, that EDS may not resell the product to any Direct Competitor of Supplier.

         Regardless of the license granted above, neither EDS nor its customers may alter, modify, decompile or reverse engineer the Licensed Software. Neither EDS nor its customers may make copies of the Licensed Software or Products except to make a reasonable number of archival copies for back-up purposes, or as expressly permitted in this Agreement.

4.03     TRANSFER OF LICENSED SOFTWARE.
         During the performance or upon termination of a contract between EDS and an EDS customer to which EDS is supplying outsourcing services and which is not a Direct Competitor of Supplier or another outsourcer (such customer referred to as "Transferee"), (i) EDS may sublicense or assign the applicable Licensed Software to such Transferee to use the Licensed Software solely for their own internal purposes and subject to the terms and conditions of the Agreement applicable to such use, provided such Transferee agrees in writing to be bound by such, or (ii) if requested by EDS, the Licensed Software may be licensed directly by Supplier to Transferee in accordance with the terms and conditions of Supplier's standard software license agreement or as agreed upon by Supplier and Transferee. EDS shall pay to Supplier a one time fee of [***]% of the initial license fee paid for a particular customer to transfer or license the product to such customer as set forth in clause
         (i) of this Section 4.03.



4.04     OWNERSHIP OF LICENSED SOFTWARE AND MODIFICATIONS.
         The Licensed Software shall be and remain the property of Supplier or third parties which have granted Supplier the right to license the Licensed Software and EDS shall have no rights or interests therein except as set forth in this Agreement. EDS shall be entitled to modify the Licensed Software and to develop software derivative of or interfacing with the Licensed Software. All modifications of and software derivative of the Licensed Software developed by EDS ("EDS Modifications") shall be and remain the property of EDS, and Supplier and its Employees shall have no rights or interests therein. Except in connection with Supplier's performance of warranty Service obligations or pre-paid support Services, all modifications of and software derivative of the Licensed Software developed at EDS' expense by Supplier and its Employees shall be considered Work Product and EDS shall have rights in such Work Product as established in the Section titled "Ownership of Intellectual Property Rights" elsewhere in this Agreement.

         Supplier shall not be prohibited from independently developing and implementing any similar functions or capabilities to the functions or capabilities provided in the EDS Modifications or Work Product, provided that Supplier independently develops such functions or capabilities without use of the EDS Modifications or Work Product.


4.05     PROPRIETARY MARKINGS.
         EDS shall not remove or destroy any proprietary markings or proprietary legends placed upon or contained within the Products.



4.06     DUPLICATION OF DOCUMENTATION.
         Subject to the other terms of this Agreement, EDS may duplicate Licensed Software Documentation, at no additional charge, for EDS' use, or for use by a customer of EDS, in connection with the provision of Licensed Software so long as all required proprietary markings are retained on all duplicated copies.



4.07     PROTECTION OF LICENSED SOFTWARE.
         During the term of a license, EDS will treat the Licensed Software and Documentation with the same degree of care and confidentiality which EDS provides for similar information belonging to EDS which EDS does not wish disclosed to the public, but not less than reasonable care. This provision shall not apply to Licensed Software and Documentation, or any portion thereof, which is (i) as shown by the written records of EDS, already known by EDS without an obligation of confidentiality,
         (ii) publicly known or becomes publicly known through no unauthorized act of EDS, (iii) rightfully received from a third party without obligation of confidentiality, or (iv) approved in writing by Supplier for disclosure. EDS may disclose that portion of the Licensed Software as required to be disclosed pursuant to a requirement of a governmental agency or law so long as EDS provides Supplier with timely prior written notice of such requirement and it reasonably cooperates, at Supplier's expense, in obtaining a protective order or similar treatment. It will not be a violation of this Section if (A) EDS provides access to and the use of the Licensed Software or Documentation to third parties, other than Direct Competitors of Supplier, providing services to EDS so long as EDS secures execution by such third parties of a confidentiality agreement as would normally be required by EDS, which is no less protective of Supplier's rights than this Agreement, or (B) EDS independently develops software which is similar to Licensed Software, so long as such independent development is substantiated by written documentation. EDS shall immediately attempt to remedy any breach by the third party of its obligations under the preceding clause (A), and cooperate with Supplier regarding any such actions. In the event that Supplier, acting in good faith, is not reasonably satisfied with the actions EDS has taken to remedy such breach, upon Supplier's request, EDS hereby assigns and agrees to assign its rights to enforce such confidentiality provisions in a court of law or equity with respect to the Licensed Software against such third party.


4.08     LICENSED SOFTWARE SUPPORT AND MAINTENANCE SERVICES.
         The support and maintenance Services set forth below for the Licensed Software shall be provided by Supplier to EDS during the Warranty Period (as later defined) at no charge to EDS. Thereafter, during the term of this Agreement, such Services shall be provided by Supplier, upon EDS' request at the applicable Charges set forth in Exhibit B. EDS may discontinue such Services at any time by providing thirty (30) days' advance written notice to Supplier. EDS shall promptly receive a prorated refund of prepaid Charges for maintenance and support Services after such termination.

         (a) Supplier shall promptly notify EDS of any defects, errors or malfunctions where the Licensed Software does not function according to the Documentation ("Defects") in the Licensed Software or Documentation and shall promptly provide to EDS modified versions of Licensed Software or Documentation which incorporate corrections of any Defects ("Corrections"). Supplier shall also provide to EDS all operational and support assistance necessary to cause Licensed Software to perform in accordance with its Applicable Specifications and remedial support designed to provide a by-pass or temporary fix to a Defect until the Defect can be permanently corrected. Supplier shall use commercially reasonable efforts to respond to requests from EDS for Licensed Software support in a manner and time frame which are reasonably responsive considering the nature and severity of the Defect which gave rise to such request.

         (b) Supplier shall provide to EDS all upgrades, modifications, improvements, enhancements, extensions, updates, and other changes to Licensed Software developed by Supplier ("Improvements") which are generally made available to other customers of Supplier. EDS shall have the option to so implement, provided, however, that Supplier shall only be obligated to provide maintenance and support Services for the then most current release and its two previous releases. Supplier shall not be obligated to provide any maintenance and support Services to EDS for any portion of the Licensed Software for which Supplier does not make maintenance and support generally available to its customers.

         (c) Supplier shall promptly provide to EDS any revisions to the existing Documentation to reflect all Corrections or Improvements.

         (d) Supplier shall provide toll-free telephone hot-line support between 8:00 a.m. and 5:00 p.m. at the applicable maintenance location. In addition, Supplier shall provide to EDS, at the request of EDS and at Charges as set forth in Exhibit B, additional beeper support for up to twenty-four (24) hours per day, seven (7) days per week. Supplier shall have no obligation to provide support attributable to, malfunctions caused by a malfunction of non-Supplier hardware or software, by modification of the Licensed Software not made by Supplier, by any combination of the Licensed Software with other software which has not been approved by Supplier, by operator error, or by use of the Licensed Software that is not in accordance with the operating instructions for the Licensed Software.

         (e) All maintenance and support to end-users to whom EDS resells Subscription Licenses or any other licenses shall be provided pursuant to the terms and conditions of Supplier's then standard maintenance agreement. Such maintenance and support shall only apply to the Licensed Software, and not any integration or customization provided by EDS. In the event that an end-user experiences problems which are determined in good faith by Supplier to not be caused by a defect in the Licensed Software, but due to the integration of the Licensed Software by EDS, Supplier will transition such end-user to the EDS Business Development Manager who will then scope the problem and provide a bid to the end-user to resolve the issue on a time and materials basis. EDS may choose to resell the initial maintenance and support for a license to an end-user if it so chooses. In the event that EDS does not choose to sell maintenance for a license, it shall promptly provide notice thereof to Supplier. After the initial sale of maintenance for a license to an end-user, all renewals of maintenance with respect to such license shall be made by Supplier.



4.09     LICENSED SOFTWARE SUPPORT AND MAINTENANCE SERVICES OPTIONS.
         EDS may obtain support and maintenance Services for Licensed Software on a central site support basis and/or on an individual site support basis. In the absence of a designation of central or individual site support in a Purchase Order, such support shall be deemed to be individual site support. The Charges for each option shall be as set forth in Exhibit B or as otherwise agreed upon by the parties. Where "central site support" is requested, such Services shall be provided by Supplier to and shall be requested by EDS through a single point of contact identified by EDS on a Purchase Order. To the extent necessitated by geographic diversity or where required in order to support multiple time zones, EDS may designate multiple central site support locations. With respect to central site support, Supplier shall provide to EDS one master disk and one copy of all Documentation relating to each Correction or Improvement. EDS shall be entitled to copy the disk and Documentation and distribute the copies or electronically transmit the copied information to each location supported by the central site. A designation of central site support shall not prevent an individual user of Licensed Software from contacting Supplier in the event of an emergency. Where "individual site support" is requested, such Services shall be provided by Supplier to the applicable licensed CPU, Site, or Network, or, in the case of a Corporate Software License, to a licensed user.

4.10 PROVISION OF SOURCE CODE.
     EDS' ability to adequately utilize the Licensed Software may be jeopardized if Supplier fails to maintain or support such Licensed Software unless complete Licensed Software source code and related Documentation can be made available to EDS for EDS' use in satisfying EDS' maintenance and support requirements. Therefore, Supplier agrees that if an "Event of Default" occurs, then Supplier will provide to EDS one copy of the most current version of the source code (including all Corrections and Improvements) for the affected Licensed Software and associated Documentation in accordance with the following:

         (a)  An Event of Default shall be deemed to have occurred if Supplier:
              (i) ceases to market or make available maintenance or support Services for the most current version of the Licensed Software made generally available by Supplier during a period in which EDS is entitled to receive or to purchase, or is receiving or purchasing, such maintenance and support and Supplier has not promptly cured such failure despite EDS' demand that Supplier make available or perform such maintenance and support, (ii) ceases business operations generally, or (iii) has transferred all or substantially all of its assets or obligations set forth in this Agreement to a third party which has not assumed all of the obligations of Supplier set forth in this Agreement.

         (b) The governing license for the Licensed Software includes the right to use source code received under this Section as necessary to modify and maintain the Licensed Software.

         (c) Upon request by EDS, Supplier will add EDS as a third party beneficiary to any existing escrow agreements Supplier may have or will enter into good faith negotiations of an escrow agreement with EDS and a third party escrow agent acceptable to both EDS and Supplier. Supplier's entry into, or failure to enter into, an agreement with an escrow agent or to deposit the described materials in escrow shall not relieve Supplier of its obligations to EDS described in this Section.

         (d) In the event of a release of source code pursuant to this Section 4.10, such source code shall be considered Licensed Software pursuant to this Agreement, provided, that EDS may not resell or distribute the source code but may only use it solely to provide maintenance for the Products and that Supplier shall not provide any maintenance or support Services therefor.

4.11     ACQUISITION OF THIRD PARTY SOFTWARE.
         If EDS has acquired software products from a third party and rights to such software products are subsequently acquired by Supplier (whether through purchase of the third party in whole or in part, through purchase of the software products, through acquisition of the rights to market the software, or through any other means), then EDS shall have the option of (i) continuing to use the software products under the original license agreement with such third party at no additional charge to EDS other than applicable fees identified in such license agreement, or (ii) using the software products under the terms and conditions of this Agreement.


4.12     [INTENTIONALLY LEFT BLANK]

4.13     RESALE OF PRODUCTS BY EDS.
         During the term of this Agreement, EDS may promote and resell licenses as set forth in Section 4.02(a) for the Products, in conjunction with EDS providing systems integration, outsourcing, electronic business, or facilities management services to a customer of EDS ("ITS Customer"), in accordance with the following terms and conditions:

         (a) Charges for Purchase Orders identified for resale shall be as set forth in Exhibit B.

         (b) For a Purchase Order not identified as subject to Auto Payment as defined in Section 6.03, Supplier may invoice EDS for resale products upon delivery and payment will be made in accordance with the provisions of Section 6.04, Payment Through Invoicing.

         (c) Supplier shall extend to ITS Customers the same warranties and indemnifications, with respect to the Products resold by EDS hereunder, as is set forth in Supplier's then standard terms and conditions to its end users.

         (d) The term of agreements, warranties and indemnities extended by Supplier to an ITS Customer shall commence upon delivery of a Product to an ITS Customer and the ITS Customer shall be governed by the Supplier's then current End User Software License Agreement from the delivery date to such ITS Customer.

         (e) Supplier shall make available to ITS Customers all training, technical support and other services related to the Products as then are generally available made available by Supplier to its other end user customers, for the fees and upon the terms and conditions which are then made generally available by Supplier. During the term that EDS is providing services to an ITS Customer, EDS shall have authorized access to Licensed Software acquired under this Section 4.13, in accordance with the provisions of Exhibit C, titled "Third Party System Access Agreement."

         (f) EDS shall represent the Products accurately and fairly and shall avoid any misleading or unethical business practices. EDS shall not (i) make warranties of functionality or performance on the Products except as specifically set forth in the Documentation or
              (ii) alter, re-label or change the Products or Documentation without the prior written approval of Supplier.

         (g) EDS shall resell each Product pursuant to Supplier's then standard pass-through provisions as Supplier makes generally available to its resellers. EDS may not alter the terms of the pass-through without the prior written consent of Supplier.

4.14     DIVESTITURE OF BUSINESS.
         In the event any business unit, subsidiary, affiliate, or any other portion of business is divested from EDS ("Divested Business"), which Divested Business is licensed to use any Licensed Software under the terms of this Agreement, (i) such Divested Business shall be entitled to continue its use of such Licensed Software under the terms and conditions of this Agreement (which the Divested Business shall agree to in writing) for a period not to exceed one (1) year without incurring and without EDS incurring additional license or maintenance Charges for such period as a result of such divestiture except for normal fees owed, provided that EDS shall remain liable for the obligation of such Divested Business during such period, or (ii) the Divested Business may enter into a new agreement with Supplier on terms and conditions if acceptable to Supplier and the Divested Business. The Divested Business' use of the Licensed Software shall not be extended or enhanced during such one-year period without the written mutual consent of EDS, Supplier, and such Divested Business.

               ARTICLE 5. WARRANTIES, INDEMNITIES, AND LIABILITIES

5.01     WARRANTY.
         Supplier represents and warrants that:

         (a) Supplier has not and will not enter into agreements or commitments which conflict with the rights granted to EDS in this Agreement;

         (b) The Products are and shall be free and clear of all liens and encumbrances;

         (c) No portion of the Products contain, at the time of delivery, any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," or other computer software routines or hardware components designed to (i) permit access or use of either the Products or EDS' computer systems by Supplier or a third party not authorized by this Agreement, (ii) disable, damage or erase the Products or data, or (iii) perform any other such actions;

         (d) The Products and the design thereof shall not contain preprogrammed preventative routines or similar devices which prevent EDS from exercising the rights set forth in this Agreement;

         (e) The Products are, and shall continue to be, data, program, and upward compatible with any other Products available or to be available from Supplier within the same family of products so that data files created for a Product can be utilized without adaptation of such other Products and so that programs written for Products will operate on such other Products and not result in the need for alteration, emulation, or other loss of efficiency. Supplier shall provide to EDS at least ninety (90) days prior written notice to discontinue any Product;

         (f) Neither the performance nor the functionality of the Products will be affected by any changes to the date format or date calculations within any part of the Product either before, during or after the year 2000; and

         (g) Each Product (i) shall be new and shall be free from material defects in manufacture, materials, and design, and (ii) shall operate in conformance with its Applicable Specifications and Documentation from the date of receipt until the date one (1) year from the applicable Acceptance Date (the "Warranty Period") of such Product.

         Supplier will provide warranty Service to EDS at no additional cost and will include all Services or replacement Products necessary to enable Supplier to comply with the warranties set forth in this Agreement. Supplier shall pass through to EDS any manufacturers' warranties which Supplier receives on the Products and, at EDS' request, Supplier shall enforce such warranties on EDS' behalf. Supplier agrees that EDS shall be entitled to pass through to Product end users any warranties received from Supplier for such Products pursuant to this Agreement.

         The foregoing warranties apply only to EDS and to its end-users. Supplier shall have no liability for, and shall not be obligated to provide warranty service attributable to, malfunctions caused by a malfunction of non-Supplier hardware or software, by modification of the Licensed Software not made by Supplier, by any combination of the Licensed Software with other software, by operator error, or by use of the Licensed Software that is not in accordance with the operating instructions for the Licensed Software.

         EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT

         LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.



5.02     PROPRIETARY RIGHTS INDEMNIFICATION.
         Supplier represents and warrants that (i) at the time of delivery to EDS, no Product provided under this Agreement is the subject of any litigation ("Litigation"), and (ii) Supplier has all right, title, ownership interest, and/or marketing rights necessary to provide the Products to EDS. Supplier shall indemnify and hold EDS and Product end users and their respective successors, officers, directors, employees, and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs, and expenses (including legal fees) (collectively, the "Actions") resulting from or arising out of any a claim that the Products infringe upon any copyright, patent, trade secret or other proprietary or intellectual property right of any third party and Supplier shall defend and settle, at its expense, all suits or proceedings arising therefrom. The foregoing indemnification shall only be provided if EDS shall promptly inform Supplier of any such suit or proceeding against EDS, (iii) Supplier shall control the defense of any such claim or action so long as EDS shall have the right to participate in the defense of any such suit or proceeding at its expense and through counsel of its choosing, and (iv) EDS reasonably cooperates in such defense at Supplier's cost. The indemnification set forth in this Section 5.02 shall not apply if the use of the then most recent version of the Licensed Software would have prevented the Action; provided, however, that if EDS is entitled to such version as part of its maintenance and support Services hereunder and Supplier had knowledge of such Action and failed to inform EDS thereof, the provisions of the indemnification set forth in this Section 5.02 shall apply. Supplier shall notify EDS of any actions, claims, or suits against Supplier based on an alleged Infringement of any party's intellectual property rights in and to the Products. In the event an injunction is sought or obtained against use of the Products or in Supplier's opinion is likely to be sought or obtained, Supplier shall, at its option and expense, either (A) procure for EDS and Product end users the right to continue to use the infringing Product as set forth in this Agreement, or (B) replace or modify the infringing Products to make its use non-infringing while being capable of performing the same function without degradation of performance.


5.03     CROSS INDEMNIFICATION.
         In the event any act or omission of a party or its employees, servants, agents, or representatives causes or results in (i) damage to or destruction of tangible property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorneys' fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such damage, destruction, death, or injury.



5.04     LIMITATION OF LIABILITY.
         NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF THE OTHER PARTY WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         EXCEPT FOR A CLAIM ARISING OUT OF SECTIONS 5.02 AND 5.03, OR FOR FEES DUE HEREUNDER, EITHER PARTY'S LIABILITY ARISING OUT OF THIS AGREEMENT AND THE PRODUCTS FOR ANY AND ALL CAUSES, WHETHER FOR NEGLIGENCE, BREACH OF CONTRACT, WARRANTY OR OTHERWISE SHALL BE LIMITED TO THE LESSER OF $1,000,000 OR (II) THE AMOUNT PAID BY EDS FOR THE PRODUCTS. EITHER PARTY'S LIABILITY ARISING OUT OF SECTIONS 5.02 AND 5.03 SHALL BE LIMITED TO $3,000,000. THE LIMITATIONS SET FORTH IN THIS SECTION 5.04 SHALL APPLY

NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.


5.05     INSURANCE.
         Supplier shall, at Supplier's sole expense, maintain the following insurance:

         (a) Commercial General Liability Insurance including contractual coverage: The limits of this insurance for bodily injury and property damage combined shall be at least:

                  Each Occurrence Limit                       $1,000,000
                  General Aggregate Limit                     $2,000,000
                  Products-Completed Operations Limit         $1,000,000
                  Personal and Advertising Injury Limit       $1,000,000

         (b) Business Automobile Liability Insurance: Should the performance of this Agreement involve the use of automobiles, Supplier shall provide comprehensive automobile insurance covering the ownership, operation and maintenance of all owned, non-owned and hired motor vehicles. Supplier shall maintain limits of at least $1,000,000 per occurrence for bodily injury and property damage combined.

         (c) Workers' Compensation Insurance: Such insurance shall provide coverage in amounts not less than the statutory requirements in the state where the Services are performed, even if such coverage is elective in that state.

         (d) Employers Liability Insurance: Such insurance shall provide limits of not less than $1,000,000 per occurrence.

         The insurance specified in (a) and (b) above shall: (i) name EDS as an additional insured, and (ii) provide that such insurance is primary coverage with respect to all insureds and additional insureds.

         The above insurance coverages may be obtained through any combination of primary and excess or umbrella liability insurance.

         Supplier shall provide at EDS' request certificates evidencing the coverages, limits and provisions specified above on or before the execution of this Agreement and thereafter upon the renewal of any of the policies. Supplier shall require all insurers to provide EDS with a thirty (30) day advanced written notice of any cancellation, nonrenewal or material change in any of the policies maintained in accordance with this Agreement.


5.06     SURVIVAL OF ARTICLE.
         The provisions of Section 5.01 shall not survive the term or termination of this Agreement. The provisions of Sections 5.04 shall survive the term or termination of this Agreement. The provisions of Sections 5.03 and 5.05 shall survive the term or termination of this Agreement for a period of two (2) years thereafter, unless this Agreement is terminated due to the breach of EDS, in which case those sections shall be immediately terminated. The provisions of Section
         5.02 shall survive the term or termination of this Agreement, unless this Agreement is terminated due to the breach of EDS, in which case such section shall be immediately terminated.


                        ARTICLE 6. PAYMENTS TO SUPPLIER


6.01     CHARGES, PRICES, AND FEES FOR LICENSED SOFTWARE AND SERVICES.
         Charges, prices, and fees to EDS ("Charges") and discounts, if any, for Licensed Software and Services shall be determined as set forth in Exhibit B, Purchase Orders submitted pursuant to and in accordance with a written offer from Supplier for special pricing, or as otherwise agreed upon in writing by the parties, unless modified as set forth in this Agreement. Upon EDS' request, Supplier shall: provide to EDS current copies of Supplier's standard published prices. In no event shall Charges exceed Supplier's then current list charges, prices and fees. If promotional discounts or programs are extended to other customers, dealers, or distributors of Supplier, EDS shall be entitled to participate in such promotional discounts or programs for similar volumes purchased under substantially similar terms and conditions. All purchases which utilize any such discounts shall be deemed for all purposes including, without limitation, for purposes of calculating accumulated purchases and any discounts hereunder, to have been purchased or licensed under this Agreement.

6.02     MODIFICATIONS TO CHARGES.
         (a) Where a change in an established Charge for Licensed Software or Services is provided for in this Agreement, Supplier shall give to EDS at least forty-five (45) days' prior written notice of such change. All purchase orders issued by EDS prior to the end of the required notice period will be honored at the then current charges so long as the scheduled delivery date of the applicable Licensed Software or Services is within thirty days of such notice. If Supplier's established Charge, less any applicable discount or promotion, on the scheduled delivery date is lower than the established Charge for such Licensed Software or Services stated in the applicable Purchase Order, then EDS shall be entitled to obtain such Licensed Software or Service at such lower Charge, less any applicable discount or promotion. Once the price for support and maintenance Services is established for a particular license for a particular Project in accordance with Exhibit B, the support and maintenance fees for such license for such Project will not increase by more than [***]% per year. The preceding sentence shall not apply to maintenance and support Services resold by EDS or sold directly by Supplier to an end-user who purchased their licenses from EDS.

         (b) Currency. Unless otherwise stated in this Agreement, all amounts herein are listed in, and all amounts due under this Agreement shall be stated, reported, paid, calculated, and determined solely in United States dollars (US$).

         (d) Late Payments. Any amount that is not paid when due which are not subject to a good faith dispute will bear interest at the lesser of (i) the prime rate established from time to time by Citibank of New York plus two percent, or the maximum rate allowed by law, whichever is less. Suppler shall be entitled to recover its costs and expenses incurred in collecting such amount, including reasonable attorney fees.


6.03     AUTO PAYMENT.
         This Section shall apply to Purchase Orders identified as being subject to automatic payment by EDS.

         (a) Single Payment for Recurring Charges. All Charges which are due and payable on a monthly, annual or other periodic basis for Licensed Software and Services ("Recurring Charges") shall be paid by EDS on the same date of the month for each month that such Charges are due (the "Remit Date"). The initial payment for a Recurring Charge shall be made on the first Remit Date after the Applicable Event provided that such Applicable Event occurs at least five (5) days prior to the first Remit Date. An "Applicable Event" is the event agreed to by the parties set forth in a Purchase Order that initiates payment of Charges (such as the installation, receipt, or acceptance of the Licensed Software; or the commencement or completion of Services). If the Applicable Event occurs less than five (5) days prior to the first Remit Date, the initial payment for such Recurring Charge shall be made on the following Remit Date, and EDS shall not be subject to interest or penalties as a result of such late payment.

         (b) Payment for Other Charges. Except for Recurring Charges, or unless otherwise agreed to by the parties in writing, all payments due Supplier for Licensed Software and Services shall be paid within thirty (30) days after the date of the Applicable Event.

         (c) Invoices Required Under Auto Payment. Except as set forth herein, Supplier must send EDS an invoice to receive payment for any amounts due for any Charges which are payable and have not been identified on the applicable Purchase Order which is subject to automatic payment.

         (d) Reconciliation. From time to time, at either party's request, the other party shall assist with the reconciliation and adjustment of the payments made by EDS to Supplier.

         (e) Taxing Jurisdictions. Supplier shall provide EDS with the list of states and taxing jurisdictions, and their respective registration numbers where Supplier is qualified and registered to collect sales/use taxes in all of the taxing jurisdictions within that state. If such written notification is not received by EDS from Supplier, then EDS shall remit the appropriate tax directly to the taxing authority. Supplier shall promptly notify EDS of any additional jurisdictions to which Supplier may qualify and register to collect sales/use taxes.



6.04     PAYMENT THROUGH INVOICING.
         This Section applies to Purchase Orders issued by EDS which are not identified as being subject to automatic payment or to any invoice received by EDS from Supplier as permitted by this Agreement.

         (a) Except as otherwise set forth in this Agreement, any sum due to Supplier pursuant to this Agreement not subject to a good faith dispute shall be payable within thirty (30) days after receipt by EDS of a correct invoice therefor from Supplier. Supplier shall invoice EDS on or after the applicable Acceptance Date for the Licensed Software covered by such invoice. Periodic payments, if any, due to Supplier pursuant to this Agreement shall be invoiced at the beginning of the period to which they apply. Payment for any other Services shall be invoiced as agreed upon by the parties or, in the absence of an agreement, upon completion of such Services.

         (b) A "correct" invoice shall contain (i) Supplier's name and invoice date, (ii) the specific Purchase Order number if applicable, (iii) description including serial number as applicable, price, and quantity of the Licensed Software or Services actually delivered or rendered, (iv) credits (if applicable), (v) name (where applicable), title, phone number, and complete mailing address of responsible official to whom payment is to be sent, and (vi) other substantiating documentation or information as may reasonably be required by EDS from time to time. A correct invoice must be submitted to the appropriate invoice address listed on the applicable Purchase Order.

6.05     TAXES.
         (a) Unless EDS provides evidence of exemption, EDS shall pay or reimburse Supplier, where EDS is liable under applicable tax statute, amounts equal to taxes which are imposed upon EDS' acquisition of Products or Services including federal excise taxes, or sales or use taxes; provided, however, EDS shall not be obligated to pay or reimburse Supplier for any taxes attributable to the sale of any Products or Services which are imposed on or measured by net or gross income, capital, net worth, franchise, privilege, any other taxes, or assessments, nor any of the foregoing imposed on or payable by Supplier.

         (b) Supplier agrees to reasonably cooperate with EDS in the audit or minimization of any applicable tax and shall make available to EDS, and any taxing authority, all information, records, or documents relating to any audits or assessments attributable to or resulting from the payment process under this Agreement, and the filing of any tax returns or the contesting of any tax.

              EDS shall not be obligated to pay or reimburse Supplier for additions to taxes, penalties, interest, fees, or other expenses or costs, if any, incurred by EDS as a result of, or attributable to, (i) Supplier's failure to verify taxability of a purchase,
              (ii) Supplier's failure to correctly calculate or remit taxes in a timely manner, or (iii) Supplier's negligence, misconduct or failure to file properly any required returns or reports, or other required documents.

         (c) Upon written notification by EDS and subsequent verification by Supplier, Supplier shall reimburse or credit, as applicable, EDS in a timely manner, for any and all taxes erroneously paid by EDS.

         (d) EDS shall provide Supplier with, and Supplier shall accept in good faith, resale, direct pay, or other exemption certificates, as applicable. Supplier agrees to separately identify on the invoice the taxable and non-taxable purchases, the types of tax and the taxing authorities.

         (e) Where Products are destined or Services are performed internationally, then at EDS' direction, payment may be made by EDS or its affiliate (i) in country to the local representative of Supplier, (ii) in the United States, or (iii) in a country mutually agreed upon by the parties.

         (f) If EDS or an affiliate of EDS is required by law to make any deduction or to withhold from any sum payable hereunder, then the sum payable by EDS or such affiliate of EDS upon which the deduction is based shall be paid to Supplier net of such deduction or withholding. EDS or such affiliate of EDS shall pay the applicable tax authorities any such required deduction or withholding.


                             ARTICLE 7. TERMINATION

7.01     TERMINATION FOR CAUSE.
         Except as provided below by Section 7.03 of this Agreement titled "Termination for Non-Payment," in the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate the applicable license or Purchase Order relating to such default as of a date specified in such notice of termination.


7.02     TERMINATION FOR INSOLVENCY OR BANKRUPTCY.
         Either party may immediately terminate this Agreement and any Purchase Order by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a meritorious petition in bankruptcy by or against the other party under any bankruptcy or debtors' law for its relief or reorganization which is not dismissed within sixty (60) days of its filing.

7.03     TERMINATION FOR NON-PAYMENT.
         Supplier may terminate any license or Purchase Order, if EDS fails to make a payment on such Purchase Order within thirty (30) days when due that is not the subject of a good faith dispute between the parties or to make a payment that was the subject of a good faith dispute between the parties within thirty (30) days of final resolution of such dispute, shall be deemed to be a material breach of this Agreement. Supplier may also terminate this Agreement and all Purchase Orders thereunder, if EDS has been provided with written notice that, for at least sixty (60) consecutive days, EDS has had an outstanding balance of past due payments, which is not subject to a good faith dispute, of at least $1 million, and such amount has not been paid within forty-five (45) days of such notice.

7.04  TERMINATION OF SOFTWARE LICENSE.
      EDS may terminate any license, except licenses granted for resale, for any reason by providing written notice to Supplier, provided that any license or subscription fees due or to be owed for such license to which EDS has previously committed shall remain payable to Supplier. If EDS elects to so terminate a license, EDS shall return to Supplier or, at EDS' option, destroy, all copies of the Licensed Software and Documentation in EDS' possession which are the subject of the terminated License. In such event, Supplier shall refund to EDS a prorated amount of any prepaid charges for support Services for the Licensed Software.

7.05  RIGHTS UPON TERMINATION.
      Unless specifically terminated as set forth in this Article, all licenses (and EDS' right to use the Licensed Software in accordance with such licenses) and Purchase Orders which require performance or extend beyond the term of this Agreement shall, at EDS' option (except for Subscription Licenses which shall continue for their term unless terminated pursuant to this Article), be so performed and extended for the term of the grant therefor and shall continue to be subject to the terms and conditions of this Agreement; provided, however, that Supplier shall not be obligated to provide any support and maintenance (except as part of a Subscription License (as defined in Exhibit B), or for the remainder of a prepaid annual support period), or any other Services related thereto. For purposes of this Article, the termination of this Agreement pursuant to
      Section 7.03 or a Purchase Order due to a breach by EDS as set forth in Sections 7.01 or 7.03, shall automatically include the termination of the licenses related thereto.

7.06  RETURN OF MATERIALS.
      Upon termination of a license, EDS shall (i) cease using any and all copies of the Products associated therewith, and (ii) return to Supplier all copies of the Products and Confidential Information received from Supplier related thereto, and all other tangible materials related to the Products, including without limitation, all modifications and derivative works thereof.

                            ARTICLE 8. MISCELLANEOUS

8.01  BINDING NATURE, ASSIGNMENT, AND SUBCONTRACTING.
      This Agreement shall be binding on the parties and their respective successors in interest and assigns, but neither party shall have the power to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. If Supplier subcontracts or delegates any of its duties or obligations of performance in this Agreement or in a Purchase Order to any third party, Supplier shall remain fully responsible for complete performance of all of Supplier's obligations set forth in this Agreement or in such Purchase Order and for any such third party's compliance with the non-disclosure and confidentiality provisions set forth in this Agreement.

8.02  AUTHORITY TO CONTRACT.
      Supplier shall not enter into any contract related to the licensing of software, or the provision of software-related services, to EDS or a legal entity that Supplier knows is an EDS Affiliate, including without limitation, software license agreements, schedules or amendments to this Agreement, professional services agreements, evaluation agreements, software development agreements, and related non-disclosure agreements, other than through or with the prior written consent of the EDS Global Purchasing or its designated successor organization. Supplier acknowledges and agrees that no one other than: (a) the duly authorized representatives of the EDS Global Purchasing Group, and (b) Vice Presidents and above, after consultation with duly authorized representatives of the EDS Global Purchasing Group, may bind or obligate EDS in any manner whatsoever under any contracts with Supplier of the types described in this Section 8.02.

8.03  COUNTERPARTS.
      This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

8.04  HEADINGS.
      The Article and Section headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation hereof.

8.05  AUTHORIZED AGENCY.
      From time to time and at any time, EDS may assume operational responsibility for products acquired directly or indirectly from Supplier by third parties which become customers or affiliates, or which are acquired by EDS, after the Effective Date.

      (a) With respect to such customers, and immediately upon execution of a contract between EDS and a customer, the products acquired from Supplier by such customer shall be governed by the terms and conditions of this Agreement and EDS may use such products in accordance with this Agreement at no additional charge to EDS or its customer, provided, however, that any software obtained from Supplier by such customer may only be used by EDS on behalf of that customer, and EDS shall pay all fees due under the customer agreement up to the expiration of such agreement, and the customer shall be bound by all confidentiality and use restrictions in such customer agreement. With respect to each such customer, Supplier, EDS and the customer shall execute an access agreement authorizing EDS' use of the products. Such access agreement shall be in a form substantially similar to the Third Party System Access Agreement attached to this Agreement as Exhibit C.

      (b) With respect to any such affiliate, and upon Supplier's receipt of written notice from EDS and such affiliate, the license or other agreement governing the use and support of such products shall automatically be deemed to have been assigned to EDS, provided, however, that subject to payment of fees set forth in subsection (a) above, such assigned license or other agreement shall be superseded by, and the use and support of the products shall be governed by, the terms and conditions of this Agreement.

      (c) With respect to any third party with which EDS either (i) buys, leases, or otherwise acquires all or a substantial part of the assets or business of such third party, or (ii) consolidates with or merges with said third party, the license or other agreement governing the use and support of such products shall automatically be deemed to have been assigned to EDS. At that time, EDS may supersede such assigned license or other agreement with the terms and conditions of this Agreement, in which case the use and support of the products shall be governed by the terms and conditions of this Agreement, or EDS may elect to have the assigned license or other agreement continue to govern the use of such products.

8.06  RELATIONSHIP OF PARTIES.
      Supplier is performing pursuant to this Agreement only as an independent contractor. Supplier has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as otherwise agreed upon by the parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between Supplier and EDS. Supplier shall not act or attempt to act or represent itself, directly or by implication, as an agent of EDS or its affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, EDS or its affiliates.

8.07  CONFIDENTIALITY.
      Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, such party may obtain confidential and/or proprietary information of the other party or its affiliates or customers. "Confidential Information" includes: information relating to development plans, costs, finances, marketing plans, equipment configurations, data, access or security codes or procedures utilized or acquired, business opportunities, names of customers, research, and development; proprietary software; the terms, conditions and existence of this Agreement; the pricing provisions included within or incorporated into this Agreement; any information designated as confidential in writing or identified as confidential at the time of disclosure if such disclosure is verbal or visual; and any copies of the prior categories or excerpts included in other materials created by the recipient party. Each party hereby agrees that all Confidential Information communicated to it ("Receiving Party") by the other, its affiliates, or customers (collectively, "Disclosing Party"), whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed by the Receiving Party, its agents or employees without the prior written consent of the Disclosing Party. This provision shall not apply to Confidential Information which is (i) as shown by the written records of the Receiving Party, already known by the receiving without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Receiving Party, (iii) rightfully received from a third party without obligation of confidentiality, (iv) approved by the Disclosing Party for disclosure. The Receiving Party may disclose that portion of the Confidential Information of the Disclosing Party as required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Receiving Party provides the Disclosing Party with timely prior written notice of such requirement and cooperates in obtaining a protective order or similar treatment. The obligations of the parties under this Section 8.07 shall be in effect during the term of this Agreement and for a period lasting (4) years thereafter.

8.08  MEDIA RELEASES.
      Except for any announcement intended solely for internal distribution by each party or any disclosure required by legal, accounting, or regulatory requirements, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by either party or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of the other party or any affiliate of the other party, shall be coordinated with and approved in writing by the other party prior to the release thereof. Supplier shall not represent directly or indirectly that any Licensed Software or Service provided by Supplier to EDS has been approved or endorsed by EDS or include the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS on a list of Supplier's customers without EDS' express written consent.

8.09  DISPUTE RESOLUTION.
      In the event of any disagreement regarding performance under or interpretation of this Agreement and prior to the commencement of any formal proceedings, the parties shall continue performance as set forth in this Agreement and shall attempt in good faith to reach a negotiated resolution by designating a representative of appropriate authority to resolve the dispute. Notwithstanding anything to the contrary in the foregoing, Supplier shall be entitled to seek equitable or legal relief without meeting the requirements of the previous sentence for any violation of Section 4.07 of this Agreement.

8.10  PROPOSALS AND SPECIAL PROJECTS.
      EDS may request a written proposal, quote, or bid from Supplier for the provision of Licensed Software and/or Services for a specific EDS project which may be governed by separately negotiated terms and conditions. In such event, any Licensed Software and Services obtained for such project shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement.

8.11  GOVERNMENTAL CUSTOMERS.
      This Agreement shall apply to the acquisition of Licensed Software or Services for use in or in support of the performance of, or resale under, a contract with a state, county, or local governmental entity (a "Governmental Customer"). Supplier and EDS may negotiate in good faith a supplemental agreement incorporating required flow-down provisions or other provisions relating to, applicable to, or required by such Governmental Customer or the proposed contract between EDS and such Governmental Customer.

      All Licensed Software and Services obtained pursuant to this Section shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement, including purchases made by EDS in support of the United States Federal Government under a separate contract with Supplier.

8.12  INTERNATIONAL BUSINESS.
      This Agreement shall apply in countries outside the United States and its territories. Supplier and EDS and/or their respective agents, distributors, or affiliates authorized to conduct business in such countries may negotiate in good faith supplemental agreements incorporating further terms and conditions required by local law. All Licensed Software and Services obtained pursuant to this Section shall be deemed for purposes of calculating the accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement.

8.13  COMPLIANCE WITH LAWS.
      In the performance of its obligation under this Agreement, each party shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States or any state, country, or other governmental entity. In particular, both parties agree to comply with the United States Export Administration Act, Executive Order No. 11246, as amended by Executive Order No. 11375, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, and the Americans With Disabilities Act. This Section incorporates by reference all provisions required by such laws, orders, rules, regulations, and ordinances. Each party shall indemnify, defend, and hold the other harmless from and against any and all claims, actions, or damages arising from or caused by such party's failure to comply with the foregoing.

8.14  EXPORT.
      Neither party shall export any Products or information protected hereunder by an obligation of confidentiality from the United States, either directly or indirectly, without first obtaining a license or clearance as required from the U.S. Department of Commerce or other agency or department of the United States Government.

8.15  NOTICES.
      Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, when mailed by registered or certified mail, return receipt requested, postage prepaid, or when sent by a third party courier service where receipt is verified by the receiving party's acknowledgment, and addressed as follows:

      In the case of EDS:

           Electronic Data Systems Corporation
           5400 Legacy Drive
           Plano, Texas 75024
           Attn: Manager, Contracts Administration

      In the case of Supplier:

         ServiceWare Technologies, Inc.
         333 Allegheny Avenue
         Oakmont, Pennsylvania  15139
         Attn: Contracts Administrator

      Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable for provision of change of address notices.

8.16  FORCE MAJEURE.
      The term "Force Majeure" shall be defined to include fires or other casualties or accidents, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, or any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency.

      (a) A party whose performance is prevented, restricted, or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such party provides the other party with prompt written notice describing the Force Majeure condition and takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.

      (b) If, due to a Force Majeure condition, the scheduled time of delivery or performance is or will be delayed for more than thirty (30) days after the scheduled date, the party not relying upon the Force Majeure condition may terminate, without liability to the other party, the Purchase Order or any portion thereof covering the delayed Products or Services.

      (c) If a Force Majeure condition or other delay by Supplier causes EDS to terminate its business relationship with a third party for whom delayed Products were ordered and EDS has no alternative use for the Products after using reasonable efforts to relocate or otherwise utilize the Products, then EDS may terminate the applicable Purchase Order and Supplier shall refund to EDS all amounts paid thereunder related to such third party.

8.17  SEVERABILITY.
      If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

8.18  WAIVER.
      Any waiver of this Agreement or of any covenant, condition, or agreement to be performed by a party under this Agreement shall (i) only be valid if the waiver is in writing and signed by an authorized representative of the party against which such waiver is sought to be enforced, and (ii) apply only to the specific covenant, condition or agreement to be performed, the specific instance or specific breach thereof and not to any other instance or breach thereof or subsequent instance or breach.

8.19  REMEDIES.
      Except with respect to remedies identified as sole and exclusive remedies in this Agreement, all remedies set forth in this Agreement, or available by law or equity shall be cumulative and not alternative, and may be enforced concurrently or from time to time.

8.20  SURVIVAL OF TERMS.
      Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

8.21  NONEXCLUSIVE MARKET AND PURCHASE RIGHTS.
      It is expressly understood and agreed that this Agreement does not grant to Supplier an exclusive right to provide to EDS any or all of the Licensed Software and Services and shall not prevent EDS from developing or acquiring from other suppliers computer software programs or services similar to the

      Licensed Software and Services. Supplier agrees that acquisitions by EDS pursuant to this Agreement shall neither restrict the right of EDS to cease acquiring nor require EDS to continue any level of such acquisitions. Estimates or forecasts furnished by EDS to Supplier prior to or during the term of this Agreement shall not constitute commitments. Supplier is free to enter into similar agreements, including without limitations for similar products and services, with any other third party.

8.22  GOVERNING LAW.
      THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. RATHER THESE RIGHTS AND OBLIGATIONS SHALL BE GOVERNED BY THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF TEXAS.`

8.23  ENTIRE AGREEMENT.
      This Agreement constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed in the Agreement. This Agreement shall not be amended except by a written agreement signed by both parties. All exhibits, documents, and schedules referenced in this Agreement or attached to this Agreement, and each Purchase Order are an integral part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and any such exhibits, documents, or schedules, the terms of this Agreement shall be controlling unless otherwise stated or agreed. In the event of a conflict between the terms and conditions of this Agreement and a Purchase Order issued in accordance with Article II, the terms of this Agreement shall be controlling. Any other terms or conditions included in any shrink-wrap license agreements, quotes, invoices, acknowledgments, bills of lading, or other forms utilized or exchanged by the parties shall not be incorporated in this Agreement or be binding upon the parties unless the parties expressly agree in writing or unless otherwise provided for in this Agreement.

         IN WITNESS WHEREOF, Supplier and EDS acknowledge that each of the provisions of this Agreement were expressly agreed to and have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.


ELECTRONIC DATA SYSTEMS CORPORATION                  SERVICEWARE TECHNOLOGIES, INC.
By:      /s/ David W. Dalski                         By:      /s/ Mark Finkel
   ------------------------------------------           ---------------------------------

Printed Name:     David W. Dalski                    Printed Name:     Mark Finkel
             --------------------------------                     -----------------------

Title: Director, Global Strategic Development        Title:   Chief Financial Officer
      ---------------------------------------              ------------------------------

Date: 6/30/00                                        Date:    7/5/00
     ----------------------------------------             -------------------------------

                                                     Fed. Tax ID #:    25-1647861
                                                                   ----------------------

                                   EXHIBIT A:
                             EDS BUSINESS PRACTICES

EDS' suppliers have played a key role in our continuous growth and success. We sincerely appreciate your support. In order to avoid any conflict of interest between our suppliers and EDS employees and to keep business relationships on a professional basis, EDS has established and briefed its employees on the following business practices. Please review these business practices carefully and give a copy of this Exhibit to any of your associates who have a need to know.

 1. EDS expects its suppliers to provide a quality product or service for which they will be fairly paid.

 2. In selecting suppliers, EDS will test the market to assure quality of service and fairness of price.

 3. No EDS employee is to ask for anything of value from a supplier. Gifts from a supplier such as tickets to athletic events, concerts or the theater, personal travel, or any type of personal item are discouraged by our business practices.

 4. If any EDS employee is offered or accepts an item of value from a supplier, the employee is to report it to the appropriate EDS management.

 5. If any EDS employee engages in any type of unethical behavior such as requesting anything of value from a supplier, the supplier is requested to report the incident to the Director of Purchasing or the General Counsel of EDS.

 6. Occasional meals during visits to a supplier's facilities or a customer's location during which a supplier incurs normal and reasonable marketing expenses are acceptable. The EDS employee is required to report such meal expenses to their management.

EDS appreciates your cooperation in complying with these business practices.

                                   EXHIBIT B:
                            CHARGES, PRICES, AND FEES

Except for the charges for the Web Service Delivery Portal Project (as defined below), EDS may purchase licenses for the Licensed Software set forth below at Supplier's then current list price, less a [***]% discount.

Maintenance and support Services for use for other than resale shall be provided at Supplier's then current list price therefor less [***]%.

For Maintenance and support Services resold by EDS where the customer contracts with EDS, EDS shall pay to Supplier, the greater of (i) [***]% of Supplier's then current list price for such maintenance or support, or (ii) [***]% of the net revenue invoiced by EDS to the end-user therefor.

For the initial sale of Maintenance and support Services sold by Supplier concurrently with the sale of Licensed Software by EDS to an end-customer, Supplier shall pay to EDS a commission equal to [***]% of Supplier's list price for such maintenance and support Services.

Any other Services provided by Supplier hereunder shall be provided according to Supplier's then current list price.

Any Product or Service purchased outside the United States or for use outside the United States shall be subject to a [***]% uplift, except for Products used with the Web Service Delivery Portal Project (as defined below).

The Supplier's current list prices are as follows:

1. eService SUITE

----------------------------------------------------------------------------------------------------
Product                            Perpetual License                     Annual Subscription
                                   (does not include maintenance)        (includes maintenance)

----------------------------------------------------------------------------------------------------
ESERVICE ARCHITECT                 $[***] PER SEAT                       NOT AVAILABLE
Only a member of the
service/support organization
of the customer who is
responsible for managing the
knowledge base, which may
include any or all of the
following: authoring,
administration, quality
assurance and technical
support, may use eService
Architect.
----------------------------------------------------------------------------------------------------
ESERVICE PROFESSIONAL              $ [***] PER SEAT                      NOT AVAILABLE
Only a member of the service
organization of the customer
who provides support for
others; i.e., first- and second-
----------------------------------------------------------------------------------------------------

level help desk and customer
service analysts, field
engineers, and network
administrators
----------------------------------------------------------------------------------------------------
ESERVICE SITE                      NAMED USER SEAT PRICING               NAMED USER SEAT PRICING
                                   $[***] PER NAMED USER                 $[***] PER NAMED USER
                                   (EDS PRICE $[***] PER SEAT, [***]%    (EDS PRICE $[***] PER
                                   DISCOUNT DOES NOT APPLY)              SEAT, [***]% DISCOUNT
                                                                         DOES NOT APPLY)
                                   CONCURRENT PRICING
                                                                         CONCURRENT PRICING
                                   $[***] PER SEAT
                                                                         NOT AVAILABLE

                                   SERVER-BASED PRICING
                                                                         SERVER-BASED PRICING
                                   SVRS   OR CPU/SVR   NAMED
                                                       USERS   PRICING   NOT AVAILABLE

                                   1          2           50    $[***]
                                   1          2          100    $[***]
                                   1          3          300    $[***]
                                   1          4          500    $[***]
                                   2          4        1,000    $[***]
                                   3          4        1,500    $[***]
                                   4          4        2,000    $[***]
----------------------------------------------------------------------------------------------------
Software Options                   Site - Perpetual License              Site - Annual Subscription
----------------------------------------------------------------------------------------------------
REPLICATION (FEATURE THAT          $[***]                                NOT AVAILABLE
SYNCS UP MULTIPLE SERVERS.)
MODULE USED WITH ARCHITECT.
----------------------------------------------------------------------------------------------------
Maintenance
----------------------------------------------------------------------------------------------------
PRODUCT MAINTENANCE AND            ANNUAL                                18% OF SOFTWARE LIST PRICE
SUPPORT                                                                  (INCLUDING REPLICATION) AT
                                                                         TIME OF BILLING
----------------------------------------------------------------------------------------------------

      For purposes of this Exhibit and this Agreement, the purchase of a "Seat License" allows access by one workstation per seat purchased to the applicable Licensed Software, and does not refer to the number of individual users who may use the particular portion of the Licensed Software. EDS may make copies of the applicable Licensed Software for which a seat license is purchased, to be placed on as many servers as required to support the number of seats purchased. Additionally, EDS may load on each workstation for which a seat is purchased, the workstation portion of such applicable Licensed Software.

      For purposes of this Exhibit and this Agreement, the purchase of a "Named User Seat License" allows access by one identified workstation per seat purchased to the applicable Licensed Software, and does not refer to the number of individual users who may use the particular portion of the Licensed Software. Only identified workstations may access the Licensed Software. EDS may make copies of the applicable Licensed Software for which a named user seat license is purchased, to be placed on as many servers as required to support the number of named user seats purchased. Additionally, EDS may load on each identified workstation for which a named user seat is purchased, the workstation portion of such applicable Licensed Software. EDS may change the workstation for which a seat is purchased, provided that it first deinstalls the Licensed Software from the previous workstation.

      For purposes of this Exhibit and this Agreement, the purchase of a "Concurrent License" allows access to the particular portion of the Licensed Software by the maximum number of users (connections) permitted to access the applicable Licensed Software at any one time -- i.e., peak load. EDS may make copies of the applicable Licensed Software to be placed on as many servers as required to support the number of concurrent connections purchased. No portions of the applicable Licensed Software may be loaded on a workstation which accesses such Licensed Software.

      For purposes of this Exhibit and this Agreement, a "Server Based License" allows for the use of the particular portion of the Licensed Software to be used on a the distinct number of servers as set forth above or the applicable number of CPUs as set forth above, to support the number of Named User Seats as outlined above.


      WEB SERVICE DELIVERY PORTAL PROJECT.

      GENERAL. Supplier and EDS acknowledges that a group within EDS is currently developing a Web based portal project for EDS to provide Outsourcing services to its end users via a Web access portal ("Web Service Delivery Portal Project"). EDS would like to use, and Supplier would like to supply, the Licensed Software as part of the Web Service Delivery Portal Project. The parties agree that the Licensed Software is hereby licensed to EDS subject to all of the terms and conditions of this Agreement, accept for the special terms and conditions applicable only to the use of the Licensed Software for the Web Service Delivery Portal Project as set forth in this Exhibit.

      LICENSE GRANT. Upon the execution of this Agreement, Supplier grants to EDS, and EDS accepts, a three year subscription license for 500,000 Named User Seats for the eService Site for the Web Service Delivery Portal Project, in consideration of the payments set in the next paragraph. Additionally, upon the delivery of the eService Site, Supplier shall grant to EDS, at no additional charge, a license to use the number of Seat Licenses for eService Architect and for eService Professional as needed to support the Web Service Delivery Portal Project solely to be used for the Web Service Delivery Portal Project. The subscription for 500,000 Named User Seats for the eService Site may be used by EDS for Projects other than the Web Portal Project, but not for resale. The Seat Licenses provided pursuant to this paragraph for eService Architect and for eService Professional are solely for use with the Web Service Delivery Portal Project and shall not be used to support any other Project or for resale.

      PAYMENTS. Concurrently with the execution of this Agreement, EDS shall place a non-cancelable, non-refundable order for a three year Subscription License for the 500,000 Named User Seats for the eService Site described above at a price of $[***] per seat per year. Payment for such licenses shall be as follows:


--------------------------------------------------------------------------------
                                     Payment Amount               Payment Due
--------------------------------------------------------------------------------
First Years Fees                         $[***]                  July 30, 2000
--------------------------------------------------------------------------------
Second Years Fees                        $[***]                  July 30, 2001
--------------------------------------------------------------------------------
Third Years Fees                         $[***]                  July 30, 2002
--------------------------------------------------------------------------------

Each additional subscription for Named User Seat licenses for eService Site for the Web Service Delivery Portal Project may be purchased on a three year commitment for an additional $[***] per seat per year. The payments for each additional Named User Seat license shall be as follows:

-------------------------------------------------------------------------------------------------
                                  Payment Amount                          Payment Due
-------------------------------------------------------------------------------------------------
First Years Fees                  $[***] per seat             Thirty days after the Purchase
                                                              Order for such license, which
                                                             purchase order shall be provided
                                                          within thirty days of the first use of
                                                                        such license
-------------------------------------------------------------------------------------------------
Second Years Fees                 $[***] per seat             the first anniversary thereafter
-------------------------------------------------------------------------------------------------
Third Years Fees                  $[***] per seat            the second anniversary thereafter
-------------------------------------------------------------------------------------------------

      The yearly payments set forth in this "Payments Section" shall be considered a Recurring Charge for purposes of Section 6.03 of this Agreement.

      At the conclusion of the three year subscription for the 500,000 Named User Seats for the eService Site for the Web Service Delivery Portal Project described above, EDS may purchase a perpetual license for such 500,000 Named User Seats for a one time payment of $[***], plus $[***] per seat per year for maintenance and support Services therefor for the next two years. For the year following such two year period, Supplier may increase the maintenance and support fees therefor by not more than [***]% for such year, and by not more than [***] per year for each year thereafter.

      At the conclusion of each three year subscription for each additional Named User Seat license for the eService Site for the Web Service Delivery Portal Project above the 500,000 set forth above, EDS may purchase a perpetual license for each such additional Named User Seat, for a one time payment of $[***] per seat, plus $[***] per seat per year for maintenance and support Services therefor for the next two years. For the year following such two year period, Supplier may increase the maintenance and support fees therefor by not more than [***]% for such year, and by not more than [***] per year for each year thereafter.

      COPIES. Supplier shall provide to EDS a gold copy CD of the Licensed Software for use with the Web Service Delivery Portal Project for EDS to make the appropriate number of copies of the Licensed Software for the Web Service Delivery Portal Project. On July 30 and January 1 of each year, EDS shall provide to Supplier a written report showing the total number of licenses for the Products used for the Web Service Delivery Portal Project or transferred to another Project during the prior six month period.

      MAINTENANCE. Level one support for the Licensed Software for EDS and its end-users who use the Web Service Delivery Portal Project shall be the responsibility of EDS.

2. rightanswers.com



----------------------------------------------------------------------------------------------------
                                     SERVICE PROFESSIONAL    INTERNAL SELF-SERVICE    EXTERNAL
KNOWLEDGE CHANNEL                    LICENSES                LICENSE                  SELF-SERVICE
(annual subscription, only)                                                           LICENSE
FOUNDATION CHANNELS FROM
SUPPLIER
----------------------------------------------------------------------------------------------------

Supplier-authored content            PER SEAT:               TOTAL # OF USERS:
covering Microsoft Desktop
Applications, Back Office, and       $[***]                  $[***]                   Negotiated on
Operating Systems; hardware;                                                          a case-by-
Internet applications; Corel;                                                         case basis
Novell; Lotus; Y2K.

----------------------------------------------------------------------------------------------------
KNOWLEDGE CHANNEL FROM 3COM
----------------------------------------------------------------------------------------------------

                                     $[***] per seat         $[***] per seat          N/A

----------------------------------------------------------------------------------------------------
KNOWLEDGE CHANNELS FROM
MICROSOFT CORPORATION
----------------------------------------------------------------------------------------------------

Covers the following Microsoft       $[***] per seat         $[***] per seat          N.A.
product categories: Desktop
Applications; Back Office;
Operating Systems; Hardware;
Internet Applications; Macintosh
Applications; and Home
Entertainment.

----------------------------------------------------------------------------------------------------
KNOWLEDGE CHANNEL FROM NOVELL
----------------------------------------------------------------------------------------------------

Contains the Novell Technical        $[***] per seat         $[***] per seat          N.A.
Information Documents

----------------------------------------------------------------------------------------------------
ADDITIONAL KNOWLEDGE CHANNELS
FROM SUPPLIER
----------------------------------------------------------------------------------------------------

 SAP's R/3                           $[***] per seat         $[***] per seat          Negotiated on
                                                                                      a case-by-
                                                                                      case basis
----------------------------------------------------------------------------------------------------

 (a) DESCRIPTION OF LICENSES

All prices are for annual subscriptions, which includes Support.

External Self-Service licenses are currently available only for the Channels authored by Supplier -- the ServiceWare Foundation Channels and Supplier's SAP's R/3 Channel.

There are no minimum purchase requirements. Purchase of Foundation Channels is not required in order to purchase other Channels. There is no minimum number of seats.

Service Professional: A member of the support organization who provides technical support for others; this includes first- and second-level help desk analysts, field engineers, and network administrators. Prices are for seats (workstations), not for individual named users.

Internal Self-Service: A license to give direct access to rightanswers.com to all the customer's employees (including consultants). The price is based on the total number of employees who may access the software, regardless of the actual number that will make use of rightanswers.com. For example, a customer with 2,500 employees who may have access to the Foundation Channels (Package 3) would pay $[***].

The Internal Self-Service license does not cover the customer's service professionals, for whom the customer must purchase individual Service Professional seat licenses.

External Self-Service: A license to give direct access to rightanswers.com to all the customer's registered customers, suppliers and partners via the Internet. Rightanswers.com can only be offered as part of the customer's self-service support offering and only in conjunction with information about the customer's products. It can not be offered via an unrestricted public-access Web site or as a 'stand-alone' offering.

Subscription sales for rightanswers.com may be discontinued by Supplier on thirty (30) days prior written notice.

EDS's right to resell licenses for rightanswers.com, or any portion thereof, is limited to sales as a stand-alone product or an integrated with the eService Suite.

Other offerings of rightanswers.com not set forth above may be added to this Agreement upon the mutual written consent of Supplier and EDS.

                                   EXHIBIT C:
                       THIRD PARTY SYSTEM ACCESS AGREEMENT

                                      AMONG

                                   {CUSTOMER},

                                   <<company>>

                                       AND

                       ELECTRONIC DATA SYSTEMS CORPORATION

         THIS Third Party System Access Agreement (the "Access Agreement") effective as of {Effective Date}, is by and among {CUSTOMER LEGAL NAME} ("Customer"), <<company>> ("Supplier") and ELECTRONIC DATA SYSTEMS CORPORATION ("EDS").

                              W I T N E S S E T H:

         WHEREAS, Supplier owns certain software products (hereinafter referred to as "Software") more specifically described in the {Supplier/Customer Agreement Name}, dated {Supplier/Customer Agreement Date}, between Customer and Supplier (the "License Agreement"); and

         WHEREAS, Supplier and EDS have entered into a {EDS/Supplier Agreement Name}, dated {EDS/Supplier Agreement Date}, pursuant to which EDS may obtain certain software products and services from Supplier (the "Master Agreement");

         WHEREAS, Customer and EDS have entered into an information technology services agreement (the "ITS Agreement") pursuant to which EDS will provide data processing and other services ("Services") requiring that EDS have access to the Software; and

         WHEREAS, the parties desire that EDS undertake appropriate contractual commitments to assure that the Software will be used only in accordance with and subject to the terms and conditions of the Master Agreement and this Access Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer, Supplier and EDS hereby agree as follows:

      1. Supplier hereby grants EDS the right to use, execute, store and display (collectively "Access") the Software set forth in Attachment 1 to this Access Agreement for the purpose of performing its obligations pursuant to the ITS Agreement. The parties agree that EDS' Access of such Software, and Supplier's support and maintenance obligations with respect to the Software, shall be governed by the terms and conditions of the Master Agreement; provided, however, EDS may Access the Software for the sole and exclusive purpose of providing Services on behalf of Customer.

      2. Customer shall be entitled to all protections under the Master Agreement, including, but not limited to, proprietary rights indemnification as defined in the Master Agreement.

      3. The parties agree that EDS shall be Customer's agent for payment of any fees due to Supplier under the Master Agreement from the date of this Access Agreement until Supplier is notified otherwise. In the event of a conflict between this Access Agreement and the License Agreement, this Access Agreement will prevail.

      4. This Access Agreement shall commence as of the date first set forth above and shall continue in effect until the earlier of (i) the termination of the ITS Agreement, (ii) Supplier's receipt of written notice from EDS that EDS' need to Access the Software has ceased, or
           (iii) the termination of the License Agreement. Upon termination of this Access Agreement, EDS shall discontinue all use of the Software and; provided that the License Agreement has not terminated, Customer's continued use of and Supplier's support and maintenance obligations with respect to the Software shall be governed by the terms and conditions of the License Agreement. At such time, EDS shall have no further liability or responsibility with respect to such Software.

         IN WITNESS WHEREOF, the parties have caused this Access Agreement to be executed as of the dates indicated.

SERVICEWARE TECHNOLOGIES, INC.              {CUSTOMER}

By:                                         By:
   --------------------------------            ---------------------------------

Printed Name:                               Printed Name:
             ----------------------                      -----------------------

Title:                                      Title:
      -----------------------------               ------------------------------

Date:                                       Date:
     ------------------------------              -------------------------------

ELECTRONIC DATA SYSTEMS CORPORATION

By:
   --------------------------------

Printed Name:
             ----------------------

Title:
      -----------------------------

Date:
     ------------------------------

                                  ATTACHMENT 1

                                    SOFTWARE

This Attachment 1 shall automatically be deemed to include any and all software products obtained by Customer from Supplier after the effective date of the ITS Agreement.

                                   EXHIBIT D:
                               EDUCATION SERVICES

1.    Certain Definitions.  The following definitions apply to this Exhibit:

      (a) "EDS Students" means employees of EDS and employees of EDS' customers or suppliers who receive Education Services and participate as students.

      (b) "Education Services" includes, but is not limited to, student and instructor training, and time and material services provided or to be provided by Supplier pursuant to the Agreement and this Exhibit.

      (c) "Location" means the place where Education Services are performed or are to be performed and/or where Documentation for Education Services is to be delivered.

2. Supplemental Supplier Obligations. Supplier will provide to EDS the Education Services specified in each Purchase Order in accordance with the terms and conditions set forth in this Agreement and this Exhibit and will:

      (a) Designate an individual who will be EDS' contact person at Supplier during the term of this Agreement and who shall have the authority and power to make management decisions relating to Education Services on behalf of Supplier. Such individual shall provide, at the request of EDS and within a reasonable period of time, any requested management decisions. Supplier may change the contact person upon notice to EDS.

      (b) Provide sufficient Documentation for each EDS Student at no charge to EDS. EDS Students may retain all such Documentation after completion of the Educational Services to which such Documentation applies.

      (c) Provide necessary education aids, such as references, films, overheads, or other similar instructional aids for use with Education Services.

      (d) If Education Services are to occur at an EDS Location, request in writing in advance, any education or audiovisual materials or equipment which should be present at the EDS Location for use in teaching. Such materials or equipment may include, but shall not be limited to, overhead projectors, film projectors, flip charts, boards and markers, personal computers for EDS Students' use, etc. ("Training Aids").

      (e) For Education Services which occur at an EDS Location, allow for the substitution or cancellation of EDS Students at no additional charge.

      (f) Provide to EDS, within thirty (30) days of the end of each calendar quarter, a written report for the previous quarter indicating the Location, the dates, the aggregated Charges paid by EDS, and the number of EDS Students in attendance for all Education Services provided by Supplier during the previous quarter.

      (g) Provide sufficient Employees for each Education Service offering to maintain a maximum student-to-instructor ratio of twenty-two (22) students to a team of one (1) instructor and one (1) co-instructor, unless otherwise agreed. In the provision of "train-the-trainer" Services, Supplier will provide sufficient Employees to maintain a maximum student-to-instructor ratio of eight (8) students to a team of one (1) instructor and one (1) co-instructor.

3. Supplemental EDS Obligations. EDS will, at its own cost and expense, provide classroom facilities and reasonable and necessary Training Aids, based on availability and discretion, for classes at an EDS Location.

4. Open and Closed Education Services. A Purchase Order shall indicate if a course is "open," which means that EDS Students and other commercial students may attend the course, or "closed," which means the course is only available to EDS Students. Public classes at Supplier's Location shall always be considered open.

5. Charges. Where EDS is paying for Education Services on a flat fee per class basis, EDS shall not be required to pay any additional sums in the event of student substitution or the student fails to attend the class without notice. Where EDS is paying for the Education Services on a flat fee per student basis, EDS shall be required to pay only for those EDS Students actually in attendance.

Exhibit F
Direct Competitors

ServiceWare Competitors by Product Area


Software Competitors

       Primus
       ServiceSoft
       Peregrine
       Tivoli
       eGain
       Kana
       Knowledge Management Solutions

Content Competitors

       Knowledge Brokers
       RightNow Technologies
       EarthWeb
       Ask Jeeves
       My HelpDesk